UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 13, 2017 (February 11, 2017)

Date of Report (Date of Earliest Event Reported)

The Chemours Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street

Wilmington, Delaware, 19899

(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Settlement of PFOA Litigation

As previously reported, approximately 3,500 lawsuits have been filed in various federal and state courts in Ohio and West Virginia alleging personal injury from exposure to perfluorooctanoic acid and its salts, including the ammonium salt (“PFOA”), in drinking water as a result of the historical manufacture or use of PFOA at the Washington Works plant outside Parkersburg, West Virginia.  That plant was previously owned and/or operated by the performance chemicals segment of E. I. du Pont de Nemours and Company (“DuPont”) and is now owned and/or operated by The Chemours Company (“Chemours”).  These personal injury lawsuits were consolidated in multi-district litigation in the United States District Court for the Southern District of Ohio (the “MDL”).  See “PFOA” in Note 16 to the Interim Consolidated Financial Statements in Chemours’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

On February 11, 2017, DuPont entered into an agreement in principle with plaintiffs’ counsel representing the MDL plaintiffs providing for a global settlement of all cases and claims in the MDL, including all filed and unfiled personal injury cases and claims that are part of the plaintiffs’ counsel’s claim inventory, as well as cases that have been tried to a jury verdict (the “Settlement”).  The total settlement amount is $670.7 million dollars in cash, half of which will be paid by Chemours and half paid by DuPont.  DuPont’s payment would not be subject to indemnification or reimbursement by Chemours.  In exchange for that payment, DuPont and Chemours will receive a complete release of all claims by the settling plaintiffs.  The Settlement was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by DuPont or Chemours.

The Settlement is not subject to court approval.  The parties have agreed to draft a master settlement agreement to effect the terms of the agreement in principle, which agreement would address the timing and logistics of the settlement payment and conditions under which the Settlement might not proceed, including a walk-away right that enables DuPont to terminate the Settlement if more than a specified number of plaintiffs determine not to participate.

Chemours has accrued $335.35 million associated with this matter at December 31, 2016

DuPont and Chemours have also agreed, subject to and following the completion of the Settlement, to a limited sharing of potential future PFOA liabilities (i.e., “indemnifiable losses,” as defined in the separation agreement between DuPont and Chemours (the “Separation Agreement”)) for a period of five years. During that five-year period, Chemours would annually pay future PFOA liabilities up to $25 million and, if such amount is exceeded, DuPont would pay any excess amount up to the next $25 million (which payment will not be subject to indemnification by Chemours), with Chemours annually bearing any further excess liabilities. After the five-year period, this limited sharing agreement would expire, and Chemours’ indemnification obligations under the Separation Agreement would continue unchanged.  Chemours has also agreed that, upon the Settlement becoming effective, it will not contest its liability to DuPont under the Separation Agreement for PFOA liabilities on the basis of ostensible defenses generally applicable to the indemnification provisions under the Separation Agreement, including defenses relating to punitive damages, fines or penalties or attorneys’ fees, and waives any such defenses with respect to PFOA liabilities.  Chemours has, however, retained defenses as to whether any particular PFOA claim is within the scope of the indemnification provisions of the Separation Agreement.

Press Release

On February 13, 2017, Chemours issued a press release announcing the Settlement and the other matters described in this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Cautionary Statement About Forward-Looking Statements

This document contains forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made.

Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Chemours’ control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business.  Factors that could cause or contribute to these differences include: whether the Settlement becomes effective; the outcome of any pending or future litigation related to PFOA; the performance by DuPont of its obligations under the Settlement; the terms of any final agreement between Chemours and DuPont relating to the Settlement; and other facts discussed in the “Forward-Looking Statements” and the “Risk Factors” sections in Chemours’ Annual Report on Form 10-K for the year ended December 31, 2015.  Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated February 13, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman
Mark E. Newman
Senior Vice President and Chief Financial Officer

Date:	February 13, 2017